UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2009

Federal Realty Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: 301/998-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2009, the Compensation Committee of the Board of Trustees of Federal Realty Investment Trust (“Trust”) approved modifications to the compensation plan for Jeffrey S. Berkes, the Trust’s Executive Vice President–Chief Investment Officer. The compensation changes to be made are intended to better align Mr. Berkes’ compensation with the Trust’s objective of increasing its pace of acquisitions over the next three (3) years. The modifications that were approved apply to calendar years 2010 through 2012 and include the following: (a) an increase in base salary effective January 1, 2010 to $375,000 per year; (b) a decrease in the targeted amount of Mr. Berkes’ annual bonus to 50% of base salary for calendar years 2009 and 2010; (c) the elimination of Mr. Berkes’ participation in the Trust’s annual bonus plan beginning with calendar year 2011; (d) implementation of a new bonus plan (described in more detail below) effective as of January 1, 2010 with payment determined based on the volume of acquisitions closed in a calendar year; (e) the elimination of Mr. Berkes’ participation in the Trust’s Long-Term Incentive Award Program effective immediately; and (f) effective January 1, 2013, the elimination of the cash payments and other benefits required to be made to Mr. Berkes on a termination with or without cause as set forth in that certain Severance Agreement between the Trust and Mr. Berkes dated March 1, 2000, as amended.

Under the new bonus plan to be implemented for Mr. Berkes effective as of January 1, 2010, Mr. Berkes will be paid a production bonus calculated on the total dollar amount invested by the Trust in new acquisition opportunities closed by the Trust in a calendar year. The production bonus will be calculated as follows:

(a) Mr. Berkes will not be paid any production bonus for the first $100 million of acquisition investments made in any calendar year.

(b) For the portion of acquisition investments made in any calendar year between $100 million and $200 million, Mr. Berkes will be paid a production bonus equal to 0.250% of such amount which will be paid in cash within sixty (60) days after the end of the applicable calendar year.

(c) For the portion of any acquisition investments in any calendar year in excess of $200 million, Mr. Berkes will be paid a production bonus equal to 0.125% of such total excess amount. This portion of the production bonus will be determined in the applicable calendar year in which the acquisitions closed but will not be earned until February 2013. In February 2013, the Trust will calculate the number of shares to be issued to Mr. Berkes in satisfaction of payment of this bonus. One-half ( 1/2) of those shares will be issued in February 2014 and one-half ( 1/2) of those shares will be issued in February 2015. Concurrently with the issuance of these shares, the Trust will make a cash payment to Mr. Berkes equal to the dividends he would have received on those shares as if the shares had been issued in February 2013. Given that Mr. Berkes’ new compensation plan provides for the bulk of all payments to be made in cash, the Board of Trustees of the Trust also approved exempting Mr. Berkes from the requirements under the Trust’s Corporate Governance Guidelines to hold a minimum amount of common shares of the Trust.

Documents between the Trust and Mr. Berkes evidencing the changes to his compensation plan have not yet been negotiated and will be filed when completed and signed by both parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date:	November 4, 2009	/S/ DAWN M. BECKER
Dawn M. Becker
Executive Vice President-General Counsel and Secretary